Exhibit 10.1

English Translation of Employment Agreement

EMPLOYMENT AGREEMENT, dated on Feb. 24, 2010, is hereby entered into by and between Chen (Veronica) Jing, a Chinese citizen with an identification number of 120106196601157029 (the “Executive”) and Tianjin Yayi Industrial Co., Ltd. with the executive offices at 9 Xing Guang Road, Zhong Bei Industrial Zone, Xi Qing District, Tianjin, China (the “Company”).

WHEREAS, the Company believes that the Executive is able to provide unique management services for the Company, the Company’s controlling parent company Yayi International Inc. which has been publicly traded (“Yayi International”) and their subsidiaries and affiliates (Under this Agreement, Yayi International Inc. and its subsidiaries and affiliated companies are collectively called “Yayi Group”) and intends to retain the Executive as Yayi Group’s Chief Financial Officer.

WHEREAS, the Company and the Executive have reached an Agreement in writing and provided for the employment of the Executive by Yayi Group on the terms set forth herein.

IT IS AGREED:

1.	Employment, Duties and Representations

1.1

Effective as of Feb. 24, 2010, the Company hereby agrees to offer the employment of Chief Financial Officer (“CFO”) to the Executive and the Executive hereby accepts such employment subject to the terms and conditions set forth in this Agreement. During the term of this Agreement, the Executive shall make herself available to the Yayi Group to pursue its business, subject to the supervision and direction of the Board of Directors of the Company and Yayi International Inc.

1.2

The Company will employ the Executive as Yayi Group’s CFO full time. The Executive shall not accept any other employment (full time/part time) that is not related to this position. The scope and responsibilities of the CFO shall include the following businesses for Yayi Group:

a.

To proactively contact and market Yayi Group to the investment communities and to establish good relationships with current and potential investors of Yayi Group and effectively communicate with such thereof;

b.	To properly provide information regarding current activities of Yayi Group to the relevant external parties, including banks, funds and investors;
c.	To formulate and implement relevant policies, procedures and strategies to ensure the realization of Yayi Group’s financial strategy;
d.	To establish a strong financial system and strict internal control;
e.	To supervise all financial activities to ensure their compliance with applicable laws and Yayi Group’s policies and charter documents;

f.	To be responsible for providing financial statements timely and accurately in compliance with US GAAP;
g.	To establish and direct a mechanism for solving financial problems timely;
h.	To establish and direct a mechanism for reducing costs and increasing efficiency;
i.	To be responsible for Yayi Group’s financial planning;
j.	To participate in the business development and strategic planning of Yayi Group;
k.	To introduce investment policies for implementation of investment strategies based on investment guidelines and to manage investment transactions thereof;
l.	To carry out strategic acquisition, capital management, and financing, pursuant to the requirements of the Board of Directors of the Company and Yayi International;
m.	To provide advice to the Executive Management Team and Board of Directors on financial issues of Yayi Group;
n.	To quickly familiarize herself with relevant rules and regulations in the US and China and to be responsible for enacting and implementing the tax strategic planning for Yayi Group;
o.	Other responsibilities stipulated by the Board of Directors;

In addition, the CFO is the primary consultant for CEO and division supervisors in term of strategic planning and management and shall be in charge of financial and planning duties for Yayi Group, including, but not limited to, (1) company strategy (2) financial strategy (3) budget and management control and (4) financial management.

Company Strategy

The CFO shall play a leading role in coordinating and establishing a comprehensive strategy to maximize value:

(1)	To ensure that the established plan could create the maximum value for Yayi Group based on the current business status;
a.	To constantly evaluate such plan’s potential for value creation;
b.

To ensure that such plan is in direct connection with the main issues and conduct evaluation repeatedly based on various assumptions and reasons that could occur in business operations and provide external information for reference with respect to value creation (e.g. certain business’ value for other possible owners);

c.	To provide expert opinions to CEO and division supervisors in connection with major proposals;
d.	To establish financial measurement standard and supervision system to keep track of progress thereof;

(2)	To assist in establishing shareholder value; an expansion strategy for Yayi Group and creating greater
a.	To provide comments for market opportunities that are closely related to the current business;

b.	To evaluate Yayi Group’s capacity to take advantage of such opportunities and its asset conditions thereof, and propose suggestions to offset such incapacity if any;
c.	To evaluate specific proposals in terms of business and financial aspects.

Financial Strategy

The CFO shall perform other obligations as set forth below:

The CFO shall be responsible for establishing, recommending and executing a comprehensive financial strategy and providing support for Yayi Group’s operational strategy and creating maximum value for the shareholders.

(1)	To propose recommendations in terms of capital whose value is created by opportunities and dividend policies;
(2)	To design and manage to explain Yayi Group’s strategic points and operation plans to investors and financial industry;
(3)	To negotiate and perform all major financial deals, including loans, stock issuance and stock buy-back.

Budget and Management Control

The CFO shall establish and execute certain procedures to ensure that management in Yayi Group obtain accurate information so as to define target goals, make decisions and supervise operations thereof.

(1)	To coordinate and establish short term budget;
(2)	To define main incentive standard in each business division;
(3)	To ensure each business division has complete management control;
(4)	To evaluate incentives in each business division along with the CEO and division supervisors.

Financial Management

The CFO shall ensure effective management for financial work in Yayi Group.

(1)	To ensure all reports for external use are complete and obligations are fulfilled;
(2)	To establish control system to ensure property safety for Yayi Group;
(3)	To ensure completeness and high efficiency for cash management, accounts receivable and accounts payable;
(4)	To perform all tax related duties;
(5)	To seek opportunities to lower tax obligations for Yayi Group;
(6)	To establish close contact and relationship with banks that hold accounts for Yayi Group;
(7)	To manage risk management plans for Yayi Group.

CFO and her team shall be responsible for managing important external relationships, including:

(1)	financial institution (banks and investment banks);
(2)	external auditors;
(3)	supervising institutions and tax authorities.

1.3	Pursuant to the requirements such position entails, the Executive shall perform and fulfill her responsibilities diligently and competently.

1.4

The Board of Directors of the Company or Yayi International may assign the Executive such general management and supervisory responsibilities and executive duties for the Company as are appropriate and commensurate with the Executive’s position as CFO of the Company.

2.	Compensation and Benefits

2.1	Cash Compensation

The Company shall pay to the Executive an annual salary of RMB 800,000 pre tax which will be paid on a monthly basis, i.e. the monthly salary shall be RMB 66,666.67. The annual salary is comprised of base salary, housing, transportation and meals. The payment structure for each month’s salary shall be as follows: The base salary shall be RMB 40,666.67; due to the fact that the Executive is a Beijing citizen, the Company shall provide a rented high-end apartment and a company vehicle for her work use in Tianjin (the total amount for housing and car shall be RMB 22,000); the meal expense for each month shall be RMB 4,000 per dime. During the employment, except for written statements given in advance, the salary shall be paid on a monthly basis. The pay date shall be the 18th of next month. If such date falls into a national holiday, such payment shall be made on the first working date after such holidays.

2.2	Option

The Company shall request Yayi International to grant to the Executive an option to purchase 250,000 shares of common stock of Yayi International from the date the Executive starts working, which shall be approved by the Board of Directors of Yayi International. Such options shall be valid for 4 years, 25% of which (i.e. 62,500) shall be exercisable upon the first date after the Executive completes the first 12 month of duties as stated herein, and the rest of which shall be exercisable as 2.08% each month (5,208), to be fully exercised in 36 installments. The ceiling of the options shall be the above-mentioned percentages and all unexercised options shall be carried over to the next exercise. The Company shall cancel all unexercised options after ten years from the grant of the options. The option can be exercised on a “cashless” basis. Upon the approval from the Board of Directors of Yayi International, the Executive shall sign an option agreement to reflect the above-mentioned with Yayi International. The option agreement as stated herein is subject to the employee equity incentive plan to be adopted by the Board of Directors of Yayi International.

Based on performance of the Executive each year, the salary as stated above could be increased upon approval from the Board.

2.3	Insurance and Welfare

2.3.1

During the Agreement term, both Parties shall contribute various social security funds, such as pension, unemployment and work accidents as required by state, provincial and municipal regulations. Meanwhile, the Company shall periodically notify the Executive of the status for the contribution of social insurance funds.

2.3.2

The Company shall provide “Five Periods” work-related welfare (period, pregnancy, birth, lactation and menopause) for female employees and medical treatment shall the Executive abides by the “One Family One Child” policy in accordance with regulations on the state, provincial and municipal level.

2.3.3

In the event the Executive suffers any disease or work-related injuries during the contract term, the salary for her sick leaves, disease relief fees and other fees for medical treatment provided shall be implemented according to the standard not lower than the State, provincial and municipal mandatory standards.

2.3.4

In the event of the Executive’s demise, whether it is work-related, such relevant compensations shall be paid by the social security or the Company respectively in accordance with regulations as stipulated by the State or the municipality thereof.

2.3.5

During the period which the Company stops operation and production due to reasons not attributable to the Executive, benefits for various leaves, social insurance and medical treatment entitled to the Executive in accordance with regulations as stipulated by the State shall remain unchanged.

2.3.6	Other social welfares and benefits which the Executive may enjoy shall be implemented in accordance with the rules and regulations promulgated by the Company according to laws and regulations.

2.4

The Executive shall pay individual taxes pursuant to regulations of the competent tax authorities, and the Company shall deduct a corresponding amount from the monthly salary of the Executive and pay such amount on behalf of the latter to the relevant tax authorities.

2.5	Other than the stipulated compensation and bonuses as stated above, Yayi Group is not obligated to pay other fees in relation with the Executive’s fulfillment of her duties stated herein.

3.	Term and Termination

3.1	The term of this Agreement is for a period of 3 years, beginning on Feb. 24, 2010 and terminating on Feb. 23, 2013.

If neither Party notifies the other Party regarding termination of the Agreement 30 days before such expires, this Agreement shall be extended for another 2 years automatically.

3.2 The Executive, by notice to the Company 30 days in advance, may terminate this Agreement if one of following with respect to the Company occurs:
(1)	Failure to provide work protection or conditions as agreed to in this Agreement;
(2)	Failure to pay compensation or reimbursement in full and on time;
(3)	Failure to contribute social insurance fees on behalf of the Executive;
(4)	Establishing regulations in violation of laws and regulations which are detrimental to the Executive;
(5)	Liquidation, bankruptcy or other events that would entitle the Executive to terminate the Agreement as stated by laws and regulations.

If the Company coerces the Executive to perform through violence, threat or other illegal and restraining method, or directs the Executive to work under conditions that are in violation of relevant regulations and detrimental to the Executive’s personal safety, the Latter is entitled to terminate the Agreement immediately without any advanced notice to the Company.

3.3 The Company may terminate the agreement immediately without paying any compensation if one of the following with respect to Executive occurs.
(1)	proved to be not qualified for this position during the probation period;
(2)	materially breaching Yayi Group’s rules and regulations and the refusal to carry out the written instructions by the Board of Directors of Yayi International;
(3)

intentional fraud and dishonest actions by the Executive (“dishonest" shall mean the Executive's knowingly making of a material misstatement to the Board of Directors for the purpose of obtaining direct personal benefit);

(4)

establishing an employment relationship during the term of this Agreement by the Executive with another company, causing negative impact on the process of completing the duties stated herein under this Agreement or refusing to remediate the damages after being requested by the Company;

(5)	conviction of any crime by the Executive

3.4 The Company, by written notice to the Executive 30 days in advance or paying an extra month salary to the Executive, may terminate the agreement if one the following with respect to Executive occurs.

(1)	Failure to conduct the original work or the work assigned alternatively by the Company after the medical treatment period resulted from an illness or non-work related injuries;
(2)	Incompetent for the work even after additional training procedures or being assigned to another position;
(3)

Conditions based upon which this Agreement is signed have materially changed which make it impracticable to perform, and after negotiations between the Company and the Executive no agreement as to modification of this Agreement can be reached.

4. Confidential Information and Non-compete

The Executive agrees to enter into a separate standard “Confidentiality, Non-compete and Intellectual Property Agreement” with the Company and fulfill her obligations thereof.

5. Liability for Breach

If either Party to this Agreement is under any of the following circumstances, the Party shall be liable for breach of the Agreement:

(a)	The Company violates the provisions of the Agreement and unilaterally terminate this Agreement, unless otherwise provided by this Agreement;
(b)	The Executive resigns without consent from the Company.

Either Party in breach of this Agreement shall pay the other Party damages. The standard damages shall be equal to twice of the salary the Executive has actually received in the month prior to the date of breach.

If the damages as provided above are insufficient to cover losses incurred by the other Party, the breaching Party shall compensate the other Party for the actual loss caused by such breach.

The Executive warrants (1) that all the relevant information she provides to the Company, including without limitations her identification, address, academic credentials, work experiences and professional skills are true and accurate; (2) that, by working for the Company and by entering into this Agreement with the Company, the Executive does not violate any agreement on confidentiality or non-competition entered into with her previous employer or any other company or individual. If the Executive breaches this warranty, the Company has the right to rescind this Agreement and demand that the Executive compensate the Company for any losses due to such breach.

6. Miscellaneous Provisions

6.1 All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when transmitted by electronic means, or when mailed first class postage prepared, by certified mail, return receipt requested, addressed to the party to receive the same at his/her or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Article 6.1. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

If to the Executive:
Address: 5-2-301, Phoenix Town, Xiangtai Road, Hexi District, Tianjin, China. Zip code 300074
Telephone: +86 136 8204 7099

If to the Company:
Address: D1-4, Xinmao Technology Zone, Huayuan Industrial Park, 16 Rongyuan Road, Nankai District, Tianjin, China. Zip code: 300384
Telephone: +8622 5859 8970

6.2 In the event of any claims, litigation or other proceedings arising under this Agreement (including, among others, arbitration under Article 3.4), the Executive shall be reimbursed by the Company within thirty (30) days after delivery to the Company of statements for the costs incurred by the Executive in connection with the analysis, defense and prosecution thereof, including reasonable attorneys' fees and expenses; provided, however, that Executive shall reimburse the Company for all such costs if it is determined by a non-appealable final decision of a court of law that the Executive acted in bad faith with the intent to cause material damage to the Company in connection with any such claim, litigation or proceeding.

6.3 The Company, shall to the fullest extent permitted by law, indemnify the Executive for any liability, damages, losses, costs and expenses arising out of alleged or actual claims (collectively, "Claims") made against the Executive for any actions or omissions as an officer and/or director of the Company or its subsidiary. To the extent that the Company obtains director and officers insurance coverage for any period in which the Executive was an officer, director or consultant to the Company, the Executive shall be a named insured and shall be entitled to coverage thereunder.

6.4 All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of China applicable to agreements made and to be performed entirely in Tianjin, China.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Signed by:

/s/ Liu Li
Director/CEO

Signed by:

/s/ Chen Jing